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                                   EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation in Registration Statement No. 333-110673 of Alexander's, Inc. on Form S-3 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of SFAS No. 144 on January 1, 2002) appearing in this Annual Report on Form 10-K of Alexander's, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP
Parsippany, New Jersey
March 2, 2004